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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MHM Services, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-09147) on Form S-8 of MHM Services, Inc. of our report dated December 31, 1998, on the consolidated balance sheets of MHM Services, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended, and the related schedule, which report appears in the September 30, 1998 annual report on Form 10-K of MHM Services, Inc.

Our report dated December 31, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficiency, is experiencing difficulty in generating sufficient cash flows to meet its obligations and sustain its operations. Such conditions raise substantial doubt as to the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP

McLean, Virginia
January 14, 1999
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                                                                Exhibit No. 23

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-09147 of MHM Services, Inc. on Form S-8 of our report dated December 30, 1996, appearing in this Annual Report on Form 10-K of MHM Services, Inc. for the year ended September 30, 1998.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Washington, D.C.
January 6, 1999